InspireMD Announces Preliminary 2 Year Follow-up Results from the
PARADIGM Clinical Study Using CGuard™ EPS

No procedure or device related adverse events at 24 months

Results presented at the 2017 VEITHsymposium in New York

and ICI Meeting 2017 in Tel Aviv

Tel Aviv, Israel— December 5, 2017 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced the preliminary 24 month follow-up results in the PARADIGM 101 Clinical Study utilizing CGuard™ EPS. Dr. Piotr Musiałek, Department of Cardiac and Vascular Diseases, John Paul II Hospital, Kraków, Poland, presented the long-term follow-up at the 2017 VEITH Symposium in New York on November 16th, 2017 and the ICI Meeting 2017 in Tel Aviv on December 4, 2017.

PARADIGM-101 is an investigator-led clinical study evaluating the use of CGuard™ EPS in 101 consecutive all-comer patients with symptomatic or high-risk asymptomatic carotid artery stenosis. The data presented illustrate that no periprocedural or postprocedural intervention related death, major stroke, or myocardial infarction had occurred in the study patients at 24-month follow-up.

These excellent results in PARADIGM-101 are consistent with the other CGuard™ EPS Trials, including CARENET, IRON-GUARD, WISSGOTT Study and CASANA Study. The PARADIGM study long-term preliminary results further confirm the sustained benefits of CGuard™ out to two years and make it a potential permanent therapeutic protection option for all-comer patients with carotid artery disease.

James Barry, PhD, Chief Executive Officer of InspireMD, commented, “We are excited to see Prof. Musialek’s report out on the long-term follow-up data from the PARADIGM study, which represents the longest known clinical follow-up with any such carotid devices to date. This is just antoher piece of data that continues to reinforce the potential benefits of CGuard EPS. The 24 month follow-up data from this trial simply confirms the sustained long term benefit CGuard could provide to pateints with carotid artery disease.”

The VEITHsymposium provides vascular surgeons, interventional radiologists, interventional cardiologists and other vascular specialists with a unique and exciting format to learn the most current information about what is new and important in the treatment of vascular disease. The 5-day event features rapid-fire presentations from world renowned vascular specialists with emphasis on the latest advances, changing concepts in diagnosis and management, pressing controversies and new techniques.

The ICI Meeting 2017 is the premier international conference for innovations in cardiovascular systems (heart, brain and peripheral vessels) and high-tech life science companies.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com